Exhibit 2(a)

ASSET PURCHASE AGREEMENT

BY AND AMONG

RAVEN INDUSTRIES, INC., and
3098103 NOVA SCOTIA LIMITED
(collectively, the “Buyers”),

101066275 SASKATCHEWAN LTD.
MONTGOMERY INDUSTRIES INC.,
SHIVAK HOLDINGS LTD., and
STANISLAUS M. (“MONTY”) SHIVAK
(collectively, the “Selling Parties”).

Dated: February 17, 2005

Table of Contents

1.	DEFINITIONS AND USAGE	2
	1.1 Definitions	2
	1.2 Usage	2

2.	SALE AND TRANSFER OF ASSETS; CLOSING	3
	2.1 Assets to be Acquired	3
	2.2 Excluded Assets	4
	2.3 Consideration	4
	2.4 Assumed Liabilities	5
	2.5 Allocation	6
	2.6 Closings	6
	2.7 Determination of Deferred Amount	6
	2.8 Future Payment Amounts	7
	2.9 Material Consents	8
	2.10 Transfer Taxes	9

3.	REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES	9
	3.1 Organization and Good Standing	9
	3.2 Enforceability; Authority; No Conflict	10
	3.3 Capitalization	11
	3.4 Financial Statements	11
	3.5 Books and Records	11
	3.6 Sufficiency of Assets	11
	3.7 Title to Assets; Encumbrances	11
	3.8 Real Property	11
	3.9 Condition of Facilities	12
	3.10 Accounts Receivable	12
	3.11 Inventories	13
	3.12 No Undisclosed Liabilities	13
	3.13 Taxes	13
	3.14 No Material Adverse Change	13
	3.15 Employee Plans	13
	3.16 Compliance with Legal Requirements; Governmental Authorizations	14
	3.17 Legal Proceedings; Orders	15
	3.18 Absence of Certain Changes and Events	16
	3.19 Contracts; No Defaults	17
	3.20 Insurance	19
	3.21 Intellectual Property Assets	19
	3.22 Environmental Matters	22
	3.23 Product Liability	24
	3.24 Employees	24
	3.25 Labor Disputes; Compliance	25
	3.26 Affiliated Transactions	25
	3.27 Brokers or Finders	25

	3.28 Termination of Marketing Agreement	25
	3.29 Residency	26
	3.30 GST Registration	26
	3.31 Disclosure	26

4.	REPRESENTATIONS AND WARRANTIES OF BUYERS	26
	4.1 Organization and Good Standing	26
	4.2 Authority; No Conflict	26
	4.3 Certain Proceedings	27
	4.4 Brokers or Finders	27
	4.5 GST Registration	27

5.	PRE-CLOSING COVENANTS	27
	5.1 Access and Investigation	27
	5.2 Operation of the Business by Seller	27
	5.3 Negative Covenant	29
	5.4 Required Approvals	29
	5.5 Notification	29
	5.6 No Negotiation	29
	5.7 Best Efforts	29
	5.8 Payment of Liabilities	30

6.	CONDITIONS PRECEDENT TO BUYERS’ OBLIGATION TO CLOSE	30
	6.1 Accuracy of Representations	30
	6.2 Seller’s Performance	30
	6.3 Consents	30
	6.4 Seller Closing Documents	30
	6.5 No Conflict	31

7.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE	32
	7.1 Accuracy of Representations	32
	7.2 Buyers’ Performance	32
	7.3 Buyer Closing Documents	32

8.	TERMINATION.	32
	8.1 Termination Events	32
	8.2 Effect of Termination	33

9.	COVENANTS	33
	9.1 Employees and Employee Benefits	33
	9.2 Payment of All Taxes Resulting from Sale of Assets by Seller	36
	9.3 Payment of Other Retained Liabilities	36
	9.4 Assumption of Certain Warranty Obligations by Buyer	36
	9.5 Restrictions on Seller Dissolution and Distributions	37
	9.6 Removal of Excluded Assets	37
	9.7 Reports and Returns	37
	9.8 Assistance in Proceedings	37
	9.9 Noncompetition, Nonsolicitation and Nondisparagement	37
	9.10 Customer and Other Business Relationships	39

	9.11 Retention of and Access to Records	39
	9.12 Confidential Information	39
	9.13 Further Assurances	40
	9.14 Retail Sales Tax Certificate	40
	9.15 Workers’ Compensation Board Certificate	40
	9.16 Investment Canada	40

10.	INDEMNIFICATION; REMEDIES	40
	10.1 Survival	40
	10.2 Indemnification and Reimbursement by Seller	41
	10.3 Indemnification and Reimbursement by Buyers	41
	10.4 Limitations on Amount – Selling Parties	42
	10.5 Limitations on Amount – Buyers	42
	10.6 Right of Setoff	42
	10.7 Third-Party Claims	43
	10.8 Other Claims	44

11.	GENERAL PROVISIONS	44
	11.1 Expenses	44
	11.2 Notices	44
	11.3 Dispute Resolution	45
	11.4 Enforcement of Agreement	46
	11.5 Waiver; Remedies Cumulative	46
	11.6 Entire Agreement and Modification	47
	11.7 Disclosure Schedules	47
	11.8 Assignments, Successors and No Third-Party Rights	47
	11.9 Severability	48
	11.10 Construction	48
	11.11 Time of Essence	48
	11.12 Governing Law	48
	11.13 Counterparts	48
	11.14 Seller’s Obligations	48

ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of February 17, 2005, by and among 3098103 NOVA SCOTIA LIMITED, a company incorporated under the laws of the Province of Nova Scotia (“Buyer”), RAVEN INDUSTRIES, INC., a South Dakota corporation (“Raven,” and together with Buyer, the “Buyers”), 101066275 SASKATCHEWAN LTD., a corporation organized under the laws of the Province of Saskatchewan (“Seller”), MONTGOMERY INDUSTRIES INC., a corporation organized under the laws of the Province of Saskatchewan (“Montgomery”), STANISLAUS M. (“Monty”) SHIVAK, an individual residing in the Province of Saskatchewan (“Shivak”), and SHIVAK HOLDINGS LTD., a corporation organized under the laws of the Province of Saskatchewan (“Shareholder,” and together with Montgomery and Shivak, the “Principals;” Seller and the Principals are sometimes referred to collectively as the “Selling Parties”).

BACKGROUND

     A. Shareholder, which is wholly-owned by Shivak and Becky Shivak, his spouse, owns a majority of the outstanding capital stock of Montgomery, which in turns owns all of the outstanding capital stock of Seller, and Shivak is the president and a director of each of Seller, Montgomery and Shareholder.

     B. Until February 11, 2005, Montgomery had been engaged in the business of manufacturing and selling (directly or indirectly through third parties) a product known as the Autoboom, an automatic boom height control system for agricultural spray booms.

     C. Until February 11, 2005, Shareholder had owned certain of the Intellectual Property Assets used in the Business.

     D. As of February 11, 2005, Montgomery and Shareholder assigned to Seller all of the assets used in or relating to the Business (as defined herein), other than the Excluded Assets (as defined herein).

     E. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Assets (as defined herein) used in or relating to the Business (as defined herein), except for all Intellectual Property used in the Business.

     F. Seller desires to sell to Raven, and Raven intends to purchase from Seller, all of the Intellectual Property used in or relating to the Business.

     G. Buyers do not intend to assume any of the liabilities of any Selling Party or any liabilities otherwise relating to the Business, except those specifically set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound, the parties hereby agree as follows:

AGREEMENT

1.	DEFINITIONS AND USAGE

     1.1 Definitions. For purposes of this Agreement, the terms and variations thereof have the meanings specified or referred to in the Appendix of Definitions attached hereto.

     1.2 Usage.

          (a) Interpretation. In this Agreement, unless a clear contrary intention appears:

    (i) the singular number includes the plural number and vice versa;

    (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

    (iii) reference to any gender includes each other gender;

    (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

    (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

    (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

    (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

    (viii) “or” is used in the inclusive sense of “and/or”;

    (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

    (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

    (xi) references to all forms of currency shall mean United States Dollars.

          (b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

          (c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.	SALE AND TRANSFER OF ASSETS; CLOSING

     2.1 Assets to be Acquired. Upon the terms and subject to the conditions set forth in this Agreement, at each of the Closings, but effective as of the Effective Time, Seller (or the Selling Parties if any Assets are not owned by Seller) shall sell, convey, assign, transfer and deliver to Buyer and Raven, and Buyer and Raven shall collectively purchase and acquire from Seller, free and clear of any Encumbrances, all of the Seller’s (or the Selling Parties’ with regard to Assets not owned by Seller) right, title and interest in and to all of Seller’s (or the Selling Parties’ with regard to Assets not owned by Seller) property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located (the “Assets”), except the Excluded Assets (as defined in Section 2.2, below), including the following (all such Assets conveyed hereunder to Buyer, as described in paragraph (a) below, and to Raven, as described in paragraph (b) below, collectively referred to hereinafter as the “Acquired Assets”):

          (a) Assets Acquired by Buyer. The following Assets will be conveyed to Buyer at the First Closing:

    (i) all Tangible Personal Property, including those items described in Schedule 2.1(i)(i);

    (ii) all Inventories;

    (iii) all Accounts Receivable;

    (iv) all cash and cash equivalents;

    (v) all Seller Contracts and all outstanding offers or solicitations made by or to Seller to enter into any Contract;

    (vi) all Governmental Authorizations and all pending applications therefore or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Schedule 3.16(b);

    (vii) all data and Records related to the operations of Seller, Montgomery or the Business, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records; provided however, that Seller shall be entitled to retain one copy of all such Records;

    (viii) all of the Selling Parties’ rights, claims, credits, causes of action or rights of set-off against third parties relating to the Acquired Assets, including without limitation, rights under manufacturers’ or vendors’ warranties; and

    (ix) all deferred charges, advance payments, prepaid items (other than insurance), security and other deposits, claims for refunds (other than refunds of Taxes), rights to receive or claims for insurance proceeds.

          (b) Assets Acquired by Raven. At the Second Closing, Raven will acquire from the Selling Parties all of the intangible rights and property of the Selling Parties used in or relating to the Business, including the Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings;

     Notwithstanding the foregoing, except for the Assumed Liabilities, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability related to either the Business or the Assets.

     2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, Acquired Assets shall not include any of the following Assets:

          (a) rights of Seller under this Agreement and under those Seller Contracts, if any, identified on Schedule 2.2(a);

          (b) all of Seller’s (or Montgomery’s) interest in any Real Property, including any Real Property Lease;

          (c) Tax records and returns of Seller or Montgomery, all deferred tax balances, and all refunds or claims for refunds of Taxes previously paid by Seller or Montgomery (or paid by a Related Person of Seller on behalf of, or for the benefit of, Seller);

          (d) the corporate minute books and stock ledgers of Seller;

          (e) the employment Records of all employees of Seller;

          (f) the capital stock or other equity securities of Seller; and

          (g) those Assets, if any, expressly designated in Schedule 2.2(g) whether or not duplicative of any of the above-listed Excluded Assets.

     2.3 Consideration. The consideration for the Acquired Assets (the “Purchase Price”) shall be as follows: (A) cash consideration consisting of (i) Two Million Six Hundred Fifteen Thousand and No/100 Dollars ($2,615,000.00) (the “Closing Payment”), (ii) the Deferred Amount, and (iii) the Future Payment Amounts; plus (B) the assumption of the Assumed Liabilities. Subject to the terms of this Agreement and the Transaction Documents, Buyers will deliver the cash consideration portion of the Purchase Price to Seller in three (3) portions as follows:

          (a) Cash at Closing. The Closing Payment to Seller by wire transfer or delivery of other immediately available funds at the Second Closing.

          (b) Deferred Amount. The Deferred Amount shall be paid by Raven within sixty (60) days of the Second Closing, in accordance with Section 2.7.

          (c) Future Payment Amounts. Raven shall pay the Future Payment Amounts in quarterly installments following the Second Closing, as described in Section 2.8.

Subject to the payment of the Deferred Amount and the Future Payment Amount, the balance of the Purchase Price shall be deemed paid at First Closing by the execution and delivery of the Assignment and Assumption Agreement.

     2.4 Assumed Liabilities. Effective as of the Effective Time, Buyer shall assume and agree to discharge only those Liabilities of Seller specified in subparagraphs (a) through (c) below or specifically listed on Schedule 2.4 (the “Assumed Liabilities”):

          (a) any and all Liabilities of Seller arising out of Seller Contracts acquired by Buyer arising after the First Closing and specified on Schedule 2.4;

          (b) any and all Liabilities of Seller arising out of vendor and supplier arrangements, purchase orders and customer relationships arising after the First Closing and specified on Schedule 2.4; and

          (c) open accounts payable of Seller specified on Schedule 2.4.

Except as expressly set forth in this Section 2.4, Buyers shall not assume or be responsible at any time for any Liability or commitment of Seller, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including any Liabilities or commitments of Seller incident to, arising out of or incurred with respect to, this Agreement and the Contemplated Transactions (including any and all sales, income or other Taxes arising herefrom or therefrom other than any Tax for which Buyers are liable under any Legal Requirement). Without limiting the generality of the foregoing, Seller expressly acknowledges and agrees that Seller shall retain, and that Buyers shall not assume or otherwise be obligated to pay, perform, defend or discharge, (a) any Liability of Seller or Montgomery for Taxes, whether measured by income or otherwise, (b) any Liability of Seller or Montgomery in connection with any employees or employee benefit plan, program or agreement, (c) any Liability of Seller or Montgomery under any Legal Requirement relating to health, safety, hazardous materials and environmental matters applicable to the Business and/or the Facilities (whether or not owned by Seller) arising prior to the Second Closing, (d) any product liability pertaining to products sold or manufactured by Seller or Montgomery prior to the Second Closing, (e) any Liability of Seller or Montgomery relating to any default taking place before the Second Closing under any of the Assumed Liabilities to the extent such default created or increased the Liability, (f) any obligation of the Seller or Montgomery to their respective shareholders (or other equity owners), any Related Person of Seller or Montgomery or shareholder of

Seller or Montgomery or any party claiming to have a right to acquire any capital stock or other securities of Seller or Montgomery, or (g) any Liability of any of the Selling Parties arising under or relating to that certain Marketing Agreement dated December 20, 2003 (the “Marketing Agreement”), by and between Seller and Maxim Marketing Inc. (“Maxim”), or any other Liability in any way related to or arising out of the relationship between any of the Selling Parties and Maxim. Seller further agrees to satisfy and discharge as the same shall become due all Liabilities of Seller not specifically assumed by Buyer hereunder.

     2.5 Allocation. The Purchase Price shall be allocated among the Acquired Assets as follows: (i) an amount equal to the Seller’s aggregate book value of the Acquired Assets being sold pursuant to Section 2.1(a) shall be allocated among such assets in accordance with Seller’s book value for such assets on the First Closing; and (ii) the balance of the Purchase Price shall be allocated to the assets being sold pursuant to Section 2.1(b). After the Second Closing, the parties shall make consistent use of this allocation and fair market value for all Tax purposes and in all filings, declarations and reports with CRA and other applicable governmental authorities in respect thereof. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

     2.6 Closings. The purchase and sale of the portion of the Acquired Assets being sold and assigned by Seller to Buyer, as described in Section 2.1(a) (the “First Closing”), will take place at the offices of Maslon Edelman Borman & Brand, LLP, 90 South Seventh Street, Suite 3300, Minneapolis, Minnesota 55402, commencing at 5:00 p.m. (local time) on February 17, 2005, unless Buyer and Seller otherwise agree. The purchase and sale of the portion of the Acquired Assets being sold and assigned by Seller to Raven, as described in Section 2.1(b) (the “Second Closing” and together with the First Closing, the “Closings”), will take place at the offices of Maslon Edelman Borman & Brand, LLP, 90 South Seventh Street, Suite 3300, Minneapolis, Minnesota 55402, commencing at 5:00 p.m. (local time) on February 18, 2005, unless Buyer and Seller otherwise agree.

     2.7 Determination of Deferred Amount. The “Deferred Amount,” which may be a positive or negative number, is an amount equal to Two Hundred Thousand and No/100 Dollars ($200,000.00), plus (or minus) the agreed-upon book value of the Net Tangible Assets (or liabilities, if a negative number), as determined in accordance with this Section 2.7. Raven shall pay to Seller (in the event the Deferred Amount is a positive number), or Seller shall pay to Raven (in the event the Deferred Amount is a negative number), the Deferred Amount on or before the third (3rd) Business Day immediately following the final determination of the Deferred Amount. The Deferred Amount will be determined as follows:

          (a) Within twenty-one (21) days following the First Closing, Raven shall prepare and deliver to Seller a statement of the Net Tangible Assets as of the Effective Time (“Final Statement of Net Tangible Assets”), which shall reflect values for the Net Tangible Assets as of the Effective Time, and is prepared in a manner consistent with the statement of Net Tangible Assets as of November 30, 2004 attached hereto as Exhibit 2.7 (the “November Statement of Net Tangible Assets”). In preparing the Final Statement of Net Tangible Assets, to the extent asset values are booked in Canadian dollars, such values shall be converted to United States dollars based on the exchange rate for the previous Business Day from the date the Final Statement of Net Tangible

Assets is prepared and delivered, as published by the Federal Reserve Bank of New York. If within 7 days following delivery by Raven of the Final Statement of Net Tangible Assets, as prepared by Raven, and Raven’s determination of the Deferred Amount, Seller has not given Raven written notice of its objection to the Raven’s determination of the Deferred Amount (which notice shall state in reasonable detail the basis of Seller’s objection), then the Deferred Amount as determined by Raven shall be final and binding on the Parties.

          (b) If Seller duly gives Raven notice of objection to the Deferred Amount as determined by Raven, and if Seller and Buyer, within 7 days of Raven’s receipt of such objection notice, fail to resolve all their differences with respect to the calculation of a final and binding Deferred Amount, each of Raven and Seller shall submit for resolution its proposed Final Statement of Net Tangible Assets and its calculation of the Deferred Amount to an independent chartered accounting firm of national standing that is mutually acceptable to Raven and Seller, in the event that they cannot agree as to such accounting firm, to a national independent chartered accounting firm chosen by the President of the American Arbitration Association (“AAA”) on application of such parties. Such submission to a mutually acceptable accounting firm or such application to the AAA, as the case may be, shall be within 45 days of Second Closing. In the event that application is made to the AAA, then, within two (2) Business Days of the selection by the President of the AAA of such national independent accounting firm, each of Raven and Seller shall submit to such firm its Final Statement of Net Tangible Assets and its calculation of the Deferred Amount. Such firm shall audit each item in dispute and prepare a final and binding Final Statement of Net Tangible Assets and, based thereon, determine the final Deferred Amount in accordance with this Agreement. Raven and Seller shall adjust the Deferred Amount of the Purchase Price in accordance with such determination. The fees and expenses of such national independent accounting firm employed pursuant to this paragraph shall be borne by the party whose position with respect to the final Deferred Amount is accepted by such accounting firm, and, if neither party’s position is accepted in its entirety by such accounting firm, then the accounting firm shall determine the extent of each party’s responsibility to pay such accounting firm’s fees.

     2.8 Future Payment Amounts. Following the Second Closing, Seller shall be entitled to receive additional cash payments (the “Future Payment Amounts”) consisting of an Installment Amount (as defined below) and an Earn-Out Amount (as defined below) from Raven in accordance with this Section 2.8.

          (a) Installment Payments. An amount of Eight Hundred Thousand and No/100 Dollars ($800,000.00) (the “Installment Amount”). The Installment Amount shall be payable in quarterly installments equal to six percent (6%) of Net Sales up to an aggregate amount within forty-five (45) days following the end of each quarter beginning with the quarter ended April 30, 2005 and continuing each quarterly period thereafter until the earlier of January 31, 2013 or until the maximum Installment Amount has been paid in full. If the aggregate amount of Net Sales does not reach Thirteen Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 ($13,333,333.33) by January 31, 2013, the Purchase Price for the Intellectual Property Assets being acquired by Raven shall be reduced by the amount of six percent (6%) of the difference between Thirteen Million Three Hundred Thirty Three Thousand Thirty-Three and 33/100 ($13,333,333.33) and the actual aggregate Net Sales, and the Installment Amount shall be reduced by a corresponding amount.

          (b) Earn-Out Amount. An additional future amount equal to six percent (6%) of aggregate Net Sales in excess of Thirteen Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($13,333,333.33), to a maximum of Thirty Million Four Hundred Sixteen Thousand Six Hundred Sixty-Six and No/Dollars ($30,416,666.00) of future aggregate Net Sales (the “Earn-Out Amount”). The Earn-Out Amount shall be payable in quarterly installments within forty-five (45) days following the end of each quarter, beginning with the quarter ended April 30, 2005, and continuing each quarter thereafter until the maximum Earn-Out Amount has been paid.

          (c) License by Raven. If, following the Second Closing and prior to the satisfaction of Raven’s obligations under paragraphs (a) and (b) above, Raven licenses or otherwise transfers to a third party that is not a Related Party of Raven all of the technology relating to or used in the manufacture of a Business Product in exchange for a royalty or other future right to payment, then Seller also shall be entitled to receive twenty-five percent (25%) of such future payments if and to the extent received by Raven (or any Related Party of Raven) in satisfaction of Raven’s then remaining obligation to pay the Installment Amount and the Earn-Out Amount.

          (d) Sale or Disposition by Raven. In the event Raven sells or otherwise assigns all or substantially all of the Acquired Assets, including the technology relating to or used in the manufacture of a Business Product, to a third party that is not a Related Party of Raven, the terms of such transaction shall provide that the purchaser or assignor of such Acquired Assets shall assume Raven’s obligations under this Section 2.8, and Raven shall obtain and deliver to Seller a written acknowledgment directed to Seller from such Transferee.

          (e) Delivery of Statements; Inspection. In connection with each payment of the Future Payment Amounts, Raven shall deliver to Seller a statement showing in reasonable detail a calculation of the Future Payment Amounts for each quarterly period. If there are no Net Sales in any quarterly period, Buyer shall deliver a statement to Seller so indicating. In order for Seller to determine the correctness of any installment of the Future Payment Amounts payable under this Agreement, upon reasonable notice to Buyer, Buyer shall make its records available to Seller for inspection for three (3) years after each such quarterly payment. Seller may inspect the records of Buyer relating to the Business during regular business hours by an accountant selected by Seller solely for the purpose of verifying the Net Sales used in calculating the Future Payment Amounts. Seller will be entirely responsible for the costs of any such inspection.

     2.9 Material Consents. If and to the extent that any of the Material Consents required under Section 6.3 to have been obtained prior to the First Closing have not been so obtained or are otherwise not in full force and effect, then, notwithstanding anything in Section 2.1 or Section 2.4 to the contrary, neither this Agreement nor the Assignment and Assumption Agreement nor any other of the Transaction Documents shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the any Seller Contract to which such Material Consents relate and, following the First Closing, Seller shall use its Best Efforts to obtain such Material Consents as quickly as practicable. Pending the obtaining of such Material Consents, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the applicable Seller Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder). Once such a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Seller Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Seller Contract to Buyer, and Buyer shall assume the obligations of Seller thereunder from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

     2.10 Transfer Taxes. Buyer shall be liable for and shall pay any federal and provincial sales taxes payable by Buyer in connection with the transfer of the Acquired Assets by Seller to Buyer under applicable Legal Requirements. The parties understand that the Intellectual Property Assets are being sold to Raven and that federal sales tax relating thereto will be required to be paid at the Second Closing. However, Raven will be a registrant for purposes of Part IV of the ETA prior to the First Closing, and therefore is expected to be eligible for a refund of such federal sales taxes. Raven will indemnify Seller for any GST required to be collected from Raven or Buyer on the transfer of the Acquired Assets.

3.	REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES

The Selling Parties represent and warrant to Buyers as follows:

     3.1 Organization and Good Standing.

          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority to conduct the Business, to own or use the Assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each province and state and other jurisdictions in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Montgomery is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority to conduct the Business during the period in which it owned the Assets, to own or use the Assets that it purported to own or use during such period, and to perform all its obligations under the Seller Contracts. Montgomery is duly qualified to do business as a foreign corporation and is in good standing under the laws of each province and state and other jurisdictions in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Shareholder is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority to conduct its business, to own or use the Assets that it purported to own during the period in which it owned any Assets. Shareholder is duly qualified to do business as a foreign corporation and is in good standing under the laws of each province and state and other jurisdictions in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Schedule 3.1 contains a complete and accurate list of every jurisdiction in which Seller, Montgomery and Shareholder, respectively, are qualified to do business.

          (b) Seller has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

     3.2 Enforceability; Authority; No Conflict.

          (a) Upon the execution and delivery by it, this Agreement and the other Transaction Documents to which it is a party constitute the legal, valid and binding obligation of the Selling Parties, as applicable, enforceable against it in accordance with its terms. Each Selling Party has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its respective obligations hereunder and thereunder, and such action has been duly authorized by all necessary action by the board of directors (or equivalent governing body) of each Selling Party and by special resolution of the shareholders of Seller.

          (b) Except as set forth in Schedule 3.2(b), neither the execution and delivery of any of the Transaction Documents nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

    (i) Breach (A) any provision of any of the Governing Documents of any Selling Party or (B) any resolution adopted by the board of directors or shareholders of any Selling Party;

    (ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which any Selling Party, or any of the Acquired Asset, may be subject;

    (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by a Selling Party or that otherwise relates to the Acquired Assets or to the Business;

    (iv) cause Buyer to become subject to, or to become liable for the payment of, any Tax, except as described in Section 2.10;

    (v) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract; or

    (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Acquired Assets.

          (c) Except as set forth in Schedule 3.2(c), none of the Selling Parties is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3 Capitalization. The authorized capital stock of Seller consists of an unlimited number of share Classes A through H, of which 100 Class A shares of common stock are issued and outstanding, all of which are, and on the First Closing shall be, owned by the Persons listed on Schedule 3.3 and in the amounts listed thereon free and clear of all Encumbrances. The authorized capital stock of Montgomery consists of an unlimited number of share Classes A, B, C and D, all issued shares of which are, and on the First Closing shall be, owned by the Persons listed on Schedule 3.3 and in the amounts listed thereon free and clear of all Encumbrances. Shareholder is wholly owned by Shivak and his spouse, Becky Shivak.

     3.4 Financial Statements. Montgomery has delivered to Buyers an unaudited balance sheet of Montgomery as of November 30, 2004 (the “Balance Sheet”), and the related unaudited statements of income, changes in owners’ equity and cash flows for the 12-month period then ended, including the notes thereto. Such financial statements fairly present (and the financial statements delivered pursuant to Section 2.7 will fairly present) the financial condition and the results of operations, changes in owners’ equity and cash flows of Montgomery as at the respective dates of and for the 12 months ended November 30, 2004, all in accordance with GAAP. The financial statements referred to in this Section 3.4 and those to be delivered pursuant to Section 2.7 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting Records of Montgomery.

     3.5 Books and Records. The books of account and other financial Records of each of Seller and Montgomery, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The corporate minute books of each of Seller and Montgomery, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held of, and corporate action taken by the members or other equity holders of each of Seller and Montgomery, respectively, and by the board of directors and committees of the board of directors of Seller and Montgomery, respectively. No meeting of the board of directors of either Seller or Montgomery, or any committee thereof, has been held for which minutes have not been prepared or are not contained in such minute books.

     3.6 Sufficiency of Assets. Except for the Excluded Assets, the Acquired Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller, and in the manner formerly operated by Montgomery prior to February 11, 2005.

     3.7 Title to Assets; Encumbrances. Except for the Excluded Assets and as set forth on Schedule 3.7, Seller owns good and transferable title to all of the Acquired Assets free and clear of any Encumbrances. The Selling Parties warrant to Buyer that, at the time of the First Closing and the Second Closing, respectively, all Acquired Assets shall be free and clear of all Encumbrances.

     3.8 Real Property. Seller does not own or hold an ownership interest in any Real Property. Schedule 3.8 contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Seller has a leasehold interest and an accurate description (by location, name of lessor, date of Lease and term expiry date) of all Real Property Leases.

     3.9 Condition of Facilities.

          (a) Use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications. All Improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects. No part of any Improvement encroaches on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land. The Land for each owned Facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Land and comprising a part of the Real Property, is supplied with public or quasi-public utilities and other services appropriate for the operation of the Facilities located thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction. There is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the Business.

          (b) Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 3.9(b), all Tangible Personal Property used in the Business is in the possession of Seller.

     3.10 Accounts Receivable. All Accounts Receivable that are reflected on the Balance Sheet and that will be reflected on the Final Statement of Net Tangible Assets represent or will represent, as the case may be, valid obligations arising from sales actually made or services actually performed by Seller or Montgomery in the Ordinary Course of Business. Except to the extent paid prior to the First Closing, such Accounts Receivable are or will be as of the First Closing current and collectible net of the respective reserves shown on the Balance Sheet or the Final Statement of Net Tangible Assets (which reserves are, and shall be, adequate and calculated consistent with past practice and, in the case of the reserve on the Final Statement of Net Tangible Assets, will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within one hundred twenty (120) days after the day on which it first becomes due and payable. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Seller (or of Montgomery during the period prior to February 11, 2005), under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 3.10 contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet, which list sets forth the aging of each such Account Receivable.

     3.11 Inventories. All items included in the Inventories that are reflected on the Balance Sheet and that will be reflected on the Final Statement of Net Tangible Assets consist, or will consist, as the case may be, of a quality and quantity usable and, with respect to finished goods, saleable, within 90 days in the Ordinary Course of Business of Seller (or of Montgomery during the period prior to February 11, 2005) except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting Records of Seller or Montgomery as of the First Closing, as the case may be. Seller is not in possession of any item of Inventory not owned by Seller, including goods already sold. Unless otherwise agreed by the parties, any items that would otherwise be included as Inventory shall be deemed to be obsolete, and, therefore, not included as Inventory, if such items have been on hand for more than 180 days. All of the Inventories have been valued at the lower of cost or market value on a first in, first out basis. Inventories now on hand that were purchased after the date of the Balance Sheet were purchased in the Ordinary Course of Business of Seller (or Montgomery, if purchased prior to February 11, 2005) at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller. Work-in-process Inventories are reflected in the Balance Sheet, and will be reflected in the Final Statement of Net Tangible Assets, in accordance with GAAP.

     3.12 No Undisclosed Liabilities. Except as set forth in Schedule 3.12, neither Seller nor Montgomery has any Liability except for Liabilities reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business of Seller and Montgomery since the date of the Balance Sheet.

     3.13 Taxes. Seller and Montgomery have filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. Seller and Montgomery have paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by either Seller or Montgomery. Except as provided in Schedule 3.13, (a) neither Seller nor Montgomery are currently the beneficiary of any extension of time within which to file any Tax Return, and (b) there are no Encumbrances on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax and none of the Selling Parties has any Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

     3.14 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the Business or the Assets, or the operations, prospects, results of operations or condition (financial or other) of Seller or Montgomery (other than as a result of Montgomery’s transfer of the Assets to Seller on February 11, 2005) (a “Material Adverse Effect”), and no event has occurred or circumstance exists that could reasonably be expected to have a Material Adverse Effect.

     3.15 Employee Plans.

          (a) Schedule 3.15(a) identifies each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance,

medical, hospital, dental, vision care, drug, sick leave, disability, salary contribution, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit that is maintained, or otherwise contributed to or required to be contributed to, by the Selling Parties relating to the Business or the Acquired Assets for the benefit of employees or former employees of the Seller or Montgomery (the “Employee Plans”) and a true, complete and up to date copy of each Employee Plan has been furnished to the Buyers, including all previous versions and merged plans. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Plan. The Selling Parties have delivered to the Buyer the actuarial valuations, if any, prepared for each Employee Plan. Except as described in Schedule 3.15(a):

    (i) all contributions to, and payments from, each Employee Plan that may have been required to be made in accordance with the terms of any such Employee Plan, or with the recommendation of the actuary for such Employee Plan, and, where applicable, the laws of the jurisdictions that govern such Employee Plan, have been made in a timely manner;

    (ii) all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Employee Plan required to be filed with any government agency or distributed to any Employee Plan participant have been duly filed in a timely manner or distributed;

    (iii) there are no pending investigations by any governmental or regulatory agency or authority involving or relating to any Employee Plan, no threatened or pending claims (except for claims for benefits payable in the normal operation of the Employee Plans), suits or proceedings against any Employee Plan or asserting any rights or claims to benefits under any Employee Plan that could give rise to any liability in the event of such investigation, claim, suit or proceeding;

    (iv) no notice has been received by any Selling Party of any complaints or other proceedings of any kind involving Seller, Montgomery or, to the Selling Parties’ knowledge, any of the employees of Seller or Montgomery before any pension board or committee relating to any Employee Plan or to the Business or the Acquired Assets; and

    (v) the assets of each Employee Plan are at least equal to the liabilities of such Employee Plans based on the actuarial assumptions utilized in the most recent valuation preformed by the actuary for such Employee Plan, and neither the Buyer nor any party associated or affiliated with the Buyer will incur any liability with respect to any Employee Plan as a result of the transactions contemplated by this Agreement.

          (b) Employee Accruals. All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of the Seller.

     3.16 Compliance with Legal Requirements; Governmental Authorizations.

          (a) Except as set forth in Schedule 3.16(a):

    (i) Seller has been and is in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Acquired Assets;

    (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by either Seller or Montgomery of, or a failure on the part of either Seller or Montgomery to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of either Seller or Montgomery to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature; and

    (iii) None of the Selling Parties has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement relating to the Assets or the Business or (B) any actual, alleged, possible or potential obligation on the part of any Selling Party to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature relating to the Assets or the Business.

     (b) Schedule 3.16(b) contains a complete and accurate list of each Governmental Authorization that is held by a Selling Party and that relates to the Business or the Acquired Assets. Each Governmental Authorization listed or required to be listed in Schedule 3.16(b) is valid and in full force and effect. The Governmental Authorizations listed in Schedule 3.16(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Business and to permit Seller to own and use the Acquired Assets in the manner in which it currently owns and uses the Acquired Assets.

     3.17 Legal Proceedings; Orders.

          (a) Except as set forth in Schedule 3.17(a), there is no pending or, to the Knowledge of any Selling Party, threatened Proceeding:

    (i) by or against any Selling Party or that otherwise relates to or may affect the Business or any of the Acquired Assets; or

    (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of any of the Selling Parties, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. The Selling Parties have delivered to Buyers copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.17(a). There are no Proceedings listed or required to be listed in Schedule 3.17(a) that could reasonably be expected to have a Material Adverse Effect.

          (b) Except as set forth in Schedule 3.17(b):

    (i) there is no Order to which Seller, Montgomery, the Business or any of the Acquired Assets is subject; and

    (ii) to the Knowledge of the Selling Parties, no officer, director, agent or employee of Seller or Montgomery is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

          (c) Except as set forth in Schedule 3.17(c):

    (i) Each Selling Party has been and is in compliance with all of the terms and requirements of each Order to which it, the Business or any of the Acquired Assets is or has been subject;

    (ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Selling Party, the Business or any of the Acquired Assets is subject; and

    (iii) None of the Selling Parties has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller, Montgomery, the Business or any of the Acquired Assets is subject.

     3.18 Absence of Certain Changes and Events. Except as set forth in Schedule 3.18, since the date of the Balance Sheet, Seller and Montgomery have collectively conducted the Business only in the Ordinary Course of Business and there has not been any:

          (a) change in Seller’s or Montgomery’s authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock or equity securities of Seller or Montgomery or issuance of any security convertible into such capital stock or equity securities;

          (b) amendment to the Governing Documents of Seller or Montgomery;

          (c) payment (except in the Ordinary Course of Business) or increase by Seller or Montgomery of any bonuses, salaries or other compensation to any of its respective directors, officers or employees or entry into any employment, severance or similar Contract with any such director, officer or employee;

          (d) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

          (e) damage to or destruction or loss of any property or assets used in the Business, whether or not covered by insurance;

          (f) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller or Montgomery is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller or Montgomery of at least $5,000;

          (g) other than Montgomery’s and Shareholder’s transfer of the Assets to Seller on February 11, 2005, sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any asset or property of the Selling Parties used in the Business (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset;

          (h) cancellation or waiver of any claims or rights with a value to Seller or Montgomery in excess of $5,000;

          (i) indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller or Montgomery;

          (j) material change in the accounting methods used by Seller or Montgomery; or

          (k) Contract by either Seller or Montgomery to do any of the foregoing.

     3.19 Contracts; No Defaults.

          (a) Schedule 3.19(a) contains an accurate and complete list, and the Selling Parties have delivered to Buyers accurate and complete copies, of:

    (i) each Seller Contract that involves performance of services or delivery of goods or materials by Seller or Montgomery of an amount or value in excess of $5,000;

    (ii) each Seller Contract that involves performance of services or delivery of goods or materials to Seller or Montgomery of an amount or value in excess of $5,000;

    (iii) each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller or Montgomery in excess of $5,000;

    (iv) each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $5,000 and with a term of less than one year);

    (v) each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

    (vi) each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller or Montgomery with any other Person;

    (vii) each Seller Contract containing covenants that in any way purport to restrict the Business activity or limit the freedom of Seller or Montgomery to engage in any line of business or to compete with any Person;

    (viii) each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

    (ix) each power of attorney of Seller or Montgomery that is currently effective and outstanding;

    (x) each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller or Montgomery to be responsible for consequential damages;

    (xi) each Seller Contract for capital expenditures in excess of $5,000;

    (xii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business; and

    (xiii) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Schedule 3.19(a) sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the date of the Contracts, the amount of the remaining commitment of Seller or Montgomery, as applicable, under the Contracts and the location of Seller’s office where details relating to the Contracts are located.

          (b) Except as set forth in Schedule 3.19(b), neither Shareholder nor Shivak have, and neither may acquire, any rights under, and neither have or may become subject to any obligation or liability under, any Contract that relates to the Business or any of the Acquired Assets.

          (c) Except as set forth in Schedule 3.19(c):

    (i) each Contract identified or required to be identified in Schedule 3.19(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms;

    (ii) each Contract identified or required to be identified in Schedule 3.19(a) and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person; and

    (iii) to the Knowledge of the Selling Parties, no Contract identified or required to be identified in Schedule 3.19(a) and which is to be assigned to or assumed by Buyer under this Agreement could reasonably be expected to have, upon completion or performance thereof, a Material Adverse Affect.

          (d) Except as set forth in Schedule 3.19(d):

    (i) Seller or Montgomery has been and is in compliance with all applicable terms and requirements of each Seller Contract that is being assumed by Buyer;

    (ii) each other Person that has or had any obligation or liability under any Seller Contract that is being assigned to Buyer has been and is in full compliance with all applicable terms and requirements of such Contract;

    (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller, Montgomery or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer;

    (iv) no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Acquired Assets; and

    (v) None of the Selling Parties have given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract that is being assigned to or assumed by Buyers hereunder.

          (e) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller or Montgomery under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

          (f) Each Contract relating to the sale, design, manufacture or provision of products or services by Seller or Montgomery has been entered into in the Ordinary Course of Business of Seller and Montgomery and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

     3.20 Insurance. All of the Acquired Assets are adequately insured for Seller’s benefit and will be so insured through the First Closing and Seller’s or Montgomery’s insurance policies are sufficient for compliance by such party with all applicable Legal Requirements and all material Contracts. None of the Selling Parties has received notice of any pending or threatened termination or non-renewal with respect to any insurance policy listed or required to be listed on Schedule 3.20, and neither Seller nor Montgomery is in default with respect to any obligation pursuant to any such insurance policy. Other than described on Schedule 3.20, there are no pending claims against such insurance by Seller or Montgomery as to which insurers are defending under reservation of rights or have denied liability.

     3.21 Intellectual Property Assets.

          (a) The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by the Selling Parties and used in connection with, or otherwise relating to, the Business, including:

    (i) Montgomery’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications, including, without limitation, the “Autoboom” trade name (collectively, “Marks”);

    (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);

    (iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

    (iv) confidential or proprietary information that comprises all know-how, trade secrets, Software, technical information, data, process technology, plans, product designs, drawings and blue prints (collectively, “Trade Secrets”); and

    (v) all rights in Internet web sites and Internet domain names, if any, presently used by the Selling Parties (collectively “Net Names”).

          (b) Schedule 3.21(b) contains a complete and accurate list and summary description, including any royalties paid or received by any of the Selling Parties, and the Selling Parties have delivered to Buyers accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets. There are no outstanding and, to the Selling Parties’ Knowledge, no threatened disputes or disagreements with respect to any such Contract.

          (c) Except as set forth in Schedule 3.21(c), the Intellectual Property Assets are all those necessary for the operation of the Business. The Selling Parties collectively own or are the licenses of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and have the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Schedule 3.21(c).

          (d) Patents. Schedule 3.21(d) contains a complete and accurate list and summary description of all Patents.

    (i) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Second Closing.

    (ii) No issued Patent or Patent subject to a pending application has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To the Selling Parties’ Knowledge, except as set forth on Schedule 3.21(d), there is no potentially interfering patent or patent application of any Third Party.

    (iii) Except as set forth in Schedule 3.21(d), (A) no Patent is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person.

    (iv) All products made, used or sold under an issued Patent have been marked with the proper patent notice.

          (e) Marks. Schedule 3.21(e) contains a complete and accurate list and summary description of all Marks.

    (i) All Marks that have been registered with the Canadian Intellectual Property Office are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Second Closing.

    (ii) No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the Marks.

    (iii) To the Selling Parties’ Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

    (iv) No Mark is infringed or, to the Selling Parties’ Knowledge, has been challenged or threatened in any way. None of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

    (v) All products and materials containing a registered Mark bear the proper federal registration notice where permitted by law, except as set forth on Schedule 3.21(e).

          (f) Copyrights. Schedule 3.21(f) contains a complete and accurate list and summary description of all Copyrights.

    (i) All of the registered Copyrights are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of the Second Closing.

    (ii) No Copyright is infringed or, to the Selling Parties’ Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

    (iii) All works encompassed by the Copyrights have been marked with the proper copyright notice.

          (g) Trade Secrets. Schedule 3.21(g) sets forth a complete and accurate list and summary description of all Trade Secrets. With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. The Selling Parties have taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets. The Selling Parties have good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to the Selling Parties’ knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of the Selling Parties. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

          (h) Net Names. Schedule 3.21(h) contains a complete and accurate list and summary description of all Net Names. All Net Names have been registered in the name of Seller and are in compliance with all formal Legal Requirements. No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to the Selling Parties’ Knowledge, no such action is threatened with respect to any Net Name. To the Selling Parties’ Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name. No Net Name is infringed or, to the Selling Parties’ Knowledge, has been challenged, interfered with or threatened in any way. No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

     3.22 Environmental Matters. Except as disclosed in Schedule 3.22:

          (a) The Selling Parties are, and at all times have been, in full compliance with, and have not been and are not in violation of or liable under, any Environmental Law. None of the Selling Parties has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

          (b) There are no pending or, to the Knowledge of any of the Selling Parties, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which Seller has or had an interest.

          (c) None of the Selling Parties has any Knowledge of or any basis to expect, nor has any of them, or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which Seller or Montgomery has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller or Montgomery or any other Person for whose conduct Seller or Montgomery is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

          (d) None of the Selling Parties, nor any other Person for whose conduct any Selling Party is or may be held responsible, has any Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of the Selling Parties, with respect to any other property or asset (whether real, personal or mixed) in which Seller or Montgomery (or their respective predecessors) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

          (e) There are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon, except in full compliance with all applicable Environmental Laws. None of the Selling Parties, nor any Person for whose conduct a Selling Party is or may be held responsible, or to the Knowledge of the Selling Parties, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or Assets (whether real, personal or mixed) in which Seller has or had an interest except in full compliance with all applicable Environmental Laws.

          (f) During any period in which either Seller or Montgomery has operated at or from any Facility, there has been no Release or, to the Knowledge of the Selling Parties, Threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which Seller or Montgomery has or had an interest, or to the Knowledge of the Selling Parties any geologically or hydrologically adjoining property, whether by Seller, Montgomery or any other Person.

     (g) To the Knowledge of the Selling Parties, at any time not covered by paragraph (f) above, there have been no Release or Threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which any Selling Party has or had an interest, or any geologically or hydrologically adjoining property, whether by Seller, Montgomery or any other Person.

          (h) The Selling Parties have delivered to Buyers true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any Selling Party pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by the Selling Parties or any other Person for whose conduct a Selling Party is or may be held responsible, with Environmental Laws.

     3.23 Product Liability. Other than as described on Schedule 3.23, there has been no claim, notice of claim, recall, demand, investigation or other indication received by Seller or Montgomery concerning potential or alleged defective products (other than customer dissatisfaction returns in the Ordinary Course of Business). There is no material product quality, design, engineering or safety issue concerning any product manufactured, distributed or sold by Seller or Montgomery. All products sold by Seller or Montgomery have complied with all governmental, trade association and other mandatory and voluntary requirements, specifications and other forms of guidance

     3.24 Employees.

          (a) Schedule 3.24(a) contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Seller or Montgomery, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 1, 2004; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

          (b) To the Knowledge of the Selling Parties, no officer, director, agent, employee, consultant, or contractor of Seller or Montgomery is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Seller or Montgomery is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller, Montgomery or Buyer to conduct the Business as heretofore carried on by Seller and Montgomery.

          (c) Except as described in Schedule 3.24(c), there are no complaints, claims or charges outstanding, or to the Knowledge of the Selling Parties, anticipated, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any tribunal or agency against or in respect of the Seller or Montgomery under or in respect of any employment legislation in any jurisdiction. Schedule 3.24(c) lists all employees in respect of whom the Seller or Montgomery has been advised by the Workers’ Compensation Board that such employees are in receipt of benefits under The Workers’ Compensation Act, 1979 (Saskatchewan). The Seller and Montgomery are each in compliance with The Labour Standards Act (Saskatchewan), The Workers’ Compensation Act, 1979 (Saskatchewan), The Occupational Health and Safety Act and other applicable employment legislation in all jurisdictions and without limiting the generality of the foregoing: (i) there are no reviews pending before the Workers’ Compensation Board involving the Seller or Montgomery; (ii) all levies, assessments and penalties made against the Seller or Montgomery pursuant to The Workers’ Compensation Act, 1979 (Saskatchewan) have been paid by the Seller or Montgomery; (iii) there has been no change in the rating assessment applicable to the Seller, Montgomery or the Business under The Workers’ Compensation Act, 1979 (Saskatchewan) during the past five years, except as described in Schedule 3.24(c) (iv) none of the Selling Parties have any Knowledge of any audit currently being performed by the Workers’ Compensation Board; and none is aware of any current or proposed complaints, investigations, prosecutions or orders under The Occupational Health and Safety Act, 1979 (Saskatchewan) and/or the Criminal Code (Canada); and (v) all payments required to be made in trust to the director in respect of termination and/or severance pay under The Labour Standards Act (Saskatchewan) in respect of any employees who have been employed by the Seller or Montgomery or in the Business have been made.

     3.25 Labor Disputes; Compliance. Except as disclosed in Schedule 3.25, neither Seller nor Montgomery has made any Contracts with any labour union or employee association nor made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements and, none of the Selling Parties has Knowledge of any current attempts to organize or establish any labour union or employee association with respect to any employees of the Seller, Montgomery or the Business nor is there any certification of any such union with regard to a bargaining unit nor any pending application before the Saskatchewan Labour Relations Board. None of the Selling Parties has Knowledge of any facts that would give rise to an application for successorship. Other than grievances brought in the Ordinary Course of Business of Seller or Montgomery, none of which could, individually or collectively with other such grievances, have a Material Adverse Effect on the Business or the right or the ability of the Seller or the Buyer to carry on the Business substantially in the manner in which it has heretofore been carried on, there are no grievances against the Seller or Montgomery, respectively, of which the Seller or Montgomery have received written notice under any collective agreement. Schedule 3.25 describes all work stoppages and strikes (legal or otherwise) that the Business has experienced, including the dates and length of each such occurrence.

     3.26 Affiliated Transactions. All loans, sales, purchases and other transactions between or among any of the Selling Parties or any other Related Person of a Selling Party which are currently in effect are described in Schedule 3.26.

     3.27 Brokers or Finders. None of the Selling Parties nor any of their respective Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business or the Acquired Assets or the Contemplated Transactions.

     3.28 Termination of Marketing Agreement. The Marketing Agreement will be duly and validly terminated by Montgomery effective as of the Second Closing and neither Seller nor Montgomery has any further obligation to Maxim under such Agreement or otherwise relating to or arising under Seller’s or Montgomery’s business relationship with Maxim. Montgomery’s termination of the Marketing Agreement did not violate any Legal Requirement.

     3.29 Residency. Seller is a resident of Canada for the purposes of the Tax Act.

     3.30 GST Registration. Seller is a registrant for purposes of Part IX of the ETA whose registration number is 853 535 979.

     3.31 Disclosure.

          (a) No representation or warranty or other statement made by the Selling Parties in this Agreement, the Disclosure Schedules, any supplement to the Disclosure Schedules, the certificates delivered pursuant to Section 6.4 or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

          (b) The Selling Parties have no Knowledge of any fact that has specific application to Seller, Montgomery, the Business or the Acquired Assets (other than general economic or industry conditions) and that could reasonably be expected to have a Material Adverse Affect that has not been set forth in this Agreement or the Disclosure Schedules.

4.	REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyer and Raven, respectively, represent and warrant to the Selling Parties as follows:

     4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Province of Nova Scotia. Raven is a corporation duly organized, validly existing and in good standing under the laws of the State of South Dakota.

     4.2 Authority; No Conflict.

          (a) This Agreement constitutes the legal, valid and binding obligation of Buyers, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Buyers of each of the Transaction Documents to which Buyer or Raven, respectively, is a party (collectively, the “Buyer Closing Documents”), each of the Buyer Closing Documents will constitute the legal, valid and binding obligation of Buyer or Raven, as applicable, enforceable against Buyer or Raven, as applicable, in accordance with its respective terms. Buyer and Raven each have the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the other Buyer Closing Documents and to perform its respective obligations under this Agreement and the other Buyer Closing Documents, and such action has been duly authorized by all necessary corporate action of each of Buyer and Raven, respectively.

          (b) Neither the execution and delivery of any of the Buyer Closing Documents by Buyer or Raven nor the consummation or performance of any of the Contemplated Transactions by Buyer or Raven will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

    (i) any provision of Buyer’s or Raven’s respective Governing Documents;

    (ii) any resolution adopted by the board of directors or shareholders of Buyer and Raven, respectively;

    (iii) any Legal Requirement or Order to which Buyer or Raven, respectively, may be subject; or

    (iv) any Contract to which Buyer or Raven, respectively, is a party or by which Buyer or Raven, respectively, may be bound.

Neither Buyer nor Raven is or will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer or Raven and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyers’ Knowledge, no such Proceeding has been threatened.

     4.4 Brokers or Finders. Neither Buyer, Raven nor any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

     4.5 GST Registration. Buyer is a registrant for purposes of Part IX of the ETA whose registration number is 853 670 636.

5.	PRE-CLOSING COVENANTS.

     5.1 Access and Investigation. Between the date of this Agreement and the Second Closing, and upon reasonable advance notice received from Buyer, Seller shall (and the Selling Parties shall cause Seller to) (a) afford Buyers and their Representatives full and free access, during regular business hours, to Seller’s personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyers with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyers with such additional financial, operating and other relevant data and information as Buyers may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyers, with Buyers’ investigation of the properties, assets and financial condition related to Seller. In addition, Buyer shall have the right to have the Facilities and Tangible Personal Property inspected by Buyer, at Buyer’s sole cost and expense, for purposes of determining the physical condition of the Facilities and Tangible Personal Property.

     5.2 Operation of the Business by Seller. Between the date of this Agreement and the Second Closing, Seller shall (and the Selling Parties shall cause Seller to):

          (a) operate the Business only in the Ordinary Course of Business;

          (b) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use its Best Efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

          (c) confer with Buyer prior to implementing operational decisions of a material nature;

          (d) otherwise report periodically to Buyer concerning the status of its business, operations and finances;

          (e) make no material changes in management personnel without prior consultation with Buyer;

          (f) maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of Seller’s business;

          (g) keep in full force and effect, without amendment, all material rights relating to Seller’s business;

          (h) comply with all Legal Requirements and contractual obligations applicable to the operations of Seller’s business;

          (i) continue in full force and effect the insurance coverage under the policies set forth in Section 3.20 or substantially equivalent policies;

          (j) except as required to comply applicable Legal Requirements, not amend, modify or terminate any Employee Plan without the express written consent of Buyer, and except as required under the provisions of any Employee Plan, not make any contributions to or with respect to any Employee Plan without the express written consent of Buyer, provided that Seller shall contribute that amount of cash to each Employee Plan necessary to fully fund all of the benefit liabilities of such Employee Plan on a plan-termination basis as of the First Closing;

          (k) cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the business from and after the Second Closing and either transferring existing Governmental Authorizations of Seller or Montgomery to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer;

          (l) upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration; and

          (m) maintain all books and Records of Seller or Montgomery relating to the Business in the Ordinary Course of Business.

     5.3 Negative Covenant. Except as otherwise expressly permitted herein, between the date of this Agreement and the Second Closing, Seller shall not, and none of the other Selling Parties shall permit Seller to, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.14 or 3.18 would be likely to occur; (b) make any modification to any material Contract or Governmental Authorization; (c) allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, the Business or the Assumed Liabilities.

     5.4 Required Approvals. As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. The Selling Parties also shall cooperate with Buyers and their Representatives with respect to all filings that Buyers elect to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. The Selling Parties also shall cooperate with Buyers and their Representatives in obtaining all Material Consents.

     5.5 Notification. Between the date of this Agreement and the Second Closing, the Selling Parties shall promptly notify Buyers in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of the Selling Parties’ representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s or any other Selling Party’s discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Schedules, the Selling Parties shall promptly deliver to Buyer a supplement to the Disclosure Schedules specifying such change. Such delivery shall not affect any rights of Buyer under Section 8.2 and Article 10. During the same period, the Selling Parties also shall promptly notify Buyer of the occurrence of any Breach of any covenant of the Selling Parties in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 6 impossible or unlikely.

     5.6 No Negotiation. Until such time as this Agreement shall be terminated pursuant to Section 8.1, none of the Selling Parties shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyers) relating to any business combination transaction involving Seller, including the sale by Montgomery of Seller’s stock, the merger or consolidation of Seller or the sale the Business or any of the Assets (other than in the Ordinary Course of Business). The Selling Parties shall notify Buyers of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by any Selling Party.

     5.7 Best Efforts. The Selling Parties shall use their Best Efforts to cause the conditions in Article 6 to be satisfied, and Buyers shall use their Best Efforts to cause the conditions in Article 7 to be satisfied.

     5.8 Payment of Liabilities. Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations.

6.	CONDITIONS PRECEDENT TO BUYERS’ OBLIGATION TO CLOSE

Buyers’ obligation to purchase the Acquired Assets and to take the other actions required to be taken by Buyer and/or Raven at the First Closing and/or Second Closing, as applicable, is subject to the satisfaction, at or prior to the respective Closing, of each of the following conditions (any of which may be waived by Buyers, in whole or in part):

     6.1 Accuracy of Representations. All of the Selling Parties’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and, if either Closing occurs on a date subsequent thereto, shall be accurate in all material respects as of the time of such Closing as if then made, without giving effect to any supplement to the Disclosure Schedules.

     6.2 Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closings (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

     6.3 Consents. Each of the Consents identified in Exhibit 6.3 (the “Material Consents”) shall have been obtained and be in full force and effect.

     6.4 Seller Closing Documents. The Selling Parties, as the case may be, shall deliver, or cause to be delivered, to Buyer or Raven, as appropriate:

          (a) a bill of sale, in form and substance acceptable to Buyer (the “Bill of Sale”) and executed by the Selling Parties, for all of the Acquired Assets that are Tangible Personal Property;

          (b) an assignment, in form and substance acceptable to Buyer (the “Assignment and Assumption Agreement”) and executed by the Selling Parties, of all of the Acquired Assets that are intangible personal property, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities;

          (c) assignments to Raven of all Intellectual Property Assets, including all registered Marks, Patents and Copyrights, each in form and substance satisfactory to Raven and executed by the appropriate Selling Party or Parties;

          (d) an employment agreement, in form and substance satisfactory to Buyer, executed by Shivak (the “Employment Agreement”);

          (e) a real property lease agreement between Buyer and Shareholder relating to the lease by Buyer of the Facilities owned by Shareholder and used in the Business;

          (f) a certificate of the Secretary of Seller certifying, as complete and accurate as of the First Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors (or equivalent) approving the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and each of the other Transaction Documents;

          (g) a certificate of the Secretary of Shareholder certifying, as complete and accurate as of the First Closing, attached copies of the Governing Documents of Shareholder, certifying and attaching all requisite resolutions or actions of Shareholder’s board of directors (or equivalent) approving the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Shareholder executing this Agreement and each of the other Transaction Documents;

          (h) a certificate signed by the president of Seller and Shareholder, dated as of the First Closing or Second Closing, as applicable, stating that the conditions specified in Section 6.1 and Section 6.2 have been fully satisfied;

          (i) an opinion of Seller’s Counsel, dated as of the First Closing or the Second Closing, as applicable, in form and substance acceptable to Buyers;

          (j) releases, acceptable to Buyers, of all Encumbrances on the Acquired Assets;

          (k) certificates dated as of a date not earlier than the thirtieth (30th) day immediately preceding the First Closing as to the good standing of Seller and Shareholder and payment of all applicable provincial Taxes by Seller and Shareholder, executed by the appropriate officials of the Province of Saskatchewan and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation as specified in Schedule 3.1;

          (l) the certificate and articles of incorporation and all amendments thereto of Seller, duly certified as of a date not later than the date that is thirty (30) days immediately preceding the First Closing, by the Director of the Corporations Branch of the jurisdiction of Seller’s incorporation; and

          (m) such other documents relating to the Contemplated Transactions as Buyer may reasonably request that are customary for similar transactions.

     6.5 No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or Raven or any Related Person of Buyer or Raven to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

7.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

The Selling Parties’ obligation to sell the Acquired Assets and to take the other actions required to be taken by any Selling Party at the First or Second Closing, as applicable, is subject to the satisfaction, at or prior to such Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

     7.1 Accuracy of Representations. All of Buyer’s and Raven’s respective representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the First or Second Closing, as applicable, as if then made.

     7.2 Buyers’ Performance. All of the covenants and obligations that Buyers are required to perform or to comply with pursuant to this Agreement at or prior to the Closings (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

     7.3 Buyer Closing Documents. Buyer and/or Raven, as appropriate, shall have, or shall have cause to be, delivered to the Selling Parties:

          (a) the Assignment and Assumption Agreement executed by Buyer;

          (b) the Employment Agreement executed by Buyer;

          (c) a certificate signed by the president or chief financial officer of each of Buyer and Raven, dated the First Closing or the Second Closing, as applicable, stating that the conditions specified in Section 7.1 and Section 7.2 have been fully satisfied;

          (d) a certificate of the Secretaries of each of Buyer and Raven certifying and attaching all requisite resolutions or actions of their respective boards of directors approving the execution and delivery of this Agreement and the other Transaction Document to which it is a party and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer or Raven, as appropriate, executing this Agreement and the other Transaction Documents to which it is a party; and

          (e) such other documents relating to the Contemplated Transactions as Seller may reasonably request that are customary for similar transactions.

8.	TERMINATION.

     8.1 Termination Events. By notice given prior to or at either of the Closings, subject to Section 8.2, this Agreement may be terminated as follows:

          (a) by Buyers if a material Breach of any provision of this Agreement has been committed by a Selling Party and such Breach has not been waived by Buyers;

          (b) by Seller if a material Breach of any provision of this Agreement has been committed by Buyer or Raven and such Breach has not been waived by Seller;

          (c) by Buyer if any condition in Article 6 has not been satisfied as of the date specified for each Closing in Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer or Raven to comply with its obligations under this Agreement), and Buyers have not waived such condition on or before such date;

          (d) by Seller if any condition in Article 7 has not been satisfied as of the date specified for each Closing in Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of a Selling Party to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date;

          (e) by mutual consent of the parties;

          (f) by Buyers if the Closings have not occurred on or before February 28, 2005, or such later date as the parties may agree upon, unless Buyer or Raven is in material Breach of this Agreement; or

          (g) by the Selling Parties if the Closings have not occurred on or before February 28, 2005, or such later date as the parties may agree upon, unless a Selling Party is in material Breach of this Agreement.

     8.2 Effect of Termination. Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 8.2 and in Sections 9.12 and 11.1 will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

9.	COVENANTS

     9.1 Employees and Employee Benefits.

          (a) Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the First Closing by Montgomery or Seller for the Business who are employed exclusively in the Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave. Montgomery or Seller shall continue to employ all current employees until the First Closing, except for any employees who, prior to the First Closing: are terminated for cause; are terminated with the Buyer’s consent, which consent shall not be unreasonably withheld; voluntarily resign; or retire.

          (b) Employment of Active Employees by Buyer.

     (i) Buyer is not obligated to hire any Active Employee but may interview all Active Employees. Buyer will provide Seller with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the First Closing Date (the “Hired Active Employees”). Subject to Legal Requirements, Buyer will have reasonable access to the Facilities and personnel Records (including performance appraisals, disciplinary actions, grievances and medical Records) of Montgomery or Seller for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the First Closing. Access will be provided by Montgomery and Seller upon reasonable prior notice during normal business hours. Effective immediately before the First Closing, Montgomery and Seller will terminate the employment of all of its Hired Active Employees.

     (ii) None of the Selling Parties nor their Related Persons shall solicit the continued employment of any Active Employee (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Hired Active Employee after the First Closing and for a period of three (3) years thereafter.

     (iii) It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the First Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

          (c) Salaries and Benefits.

     (i) Seller or Montgomery shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller and Montgomery through the close of business on the First Closing, including pro rata bonus payments and all vacation pay earned prior to the First Closing; (B) the payment of any termination or severance payments and the provision of any applicable health plan continuation coverage; and (C) any and all payments to employees required under The Labour Standards Act (Saskatchewan) and any other applicable legislation pertaining to such employees.

     (ii) Seller or Montgomery shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the First Closing under the Employee

Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

          (d) Seller’s and Montgomery’s Retirement and Savings Plans.

     (i) All Hired Active Employees who are participants in Seller’s and Montgomery’s retirement plans shall retain their accrued benefits under Seller’s and Montgomery’s retirement plans as of the First Closing, and Seller and Montgomery (or Seller’s and Montgomery’s retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans. All Hired Active Employees shall become fully vested in their accrued benefits under Seller’s and Montgomery’s retirement plans as of the First Closing, and Seller and Montgomery will so amend such plans if necessary to achieve this result. Seller and Montgomery shall cause the assets of each Employee Plan to equal or exceed the benefit liabilities of such Employee Plan on a plan-termination basis as of the Effective Time.

     (ii) Seller and Montgomery will cause its savings plan to be amended in order to provide that the Hired Active Employees shall be fully vested in their accounts under such plan as of the First Closing and all payments thereafter shall be made from such plan as provided in the plan.

          (e) No Transfer of Assets. None of the Selling Parties nor their respective Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.

          (f) Collective Bargaining Matters. Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law. Buyer is not obligated to assume any collective bargaining agreements under this Agreement. Seller and Montgomery shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions. Any bargaining obligations of Buyer with any union with respect to bargaining unit employees subsequent to the First Closing, whether such obligations arise before or after the First Closing, shall be the sole responsibility of Buyer.

          (g) General Employee Provisions.

     (i) Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 9.1 as may be necessary to carry out the arrangements described in this Section 9.1.

     (ii) Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 9.1.

     (iii) If any of the arrangements described in this Section 9.1 are determined by any Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

     (iv) Buyers shall not assume any liability for accrued benefits under any of the Employee Plans. Seller shall indemnify and hold Buyers harmless from and against all expenses, claims, damages and losses of any nature whatsoever, suffered or incurred by Buyers as a result of or arising directly or indirectly out of, in connection with or pursuant to any claims by any Active Employees or any other employees of the Business or of the Seller or Montgomery. Such indemnity does not apply to claims by Hired Active Employees as against Buyer which relate solely to the Hired Active Employees’ employment with Buyer following the First Closing Date.

     (v) Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof maintained by Seller or Montgomery.

     9.2 Payment of All Taxes Resulting from Sale of Assets by Seller. Except as contemplated by Section 2.10, Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Acquired Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

     9.3 Payment of Other Retained Liabilities. In addition to payment of Taxes pursuant to Section 9.2, the Selling Parties shall pay, or make adequate provision for the payment, in full all of all Liabilities (except Assumed Liabilities) of Seller. If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Acquired Assets or conduct of the Business with the Acquired Assets, Buyer may, at any time after the First Closing, elect to make all such payments directly (but shall have no obligation to do so) and either set off and deduct the full amount of all such payments from any amounts due from Buyer to Seller under any of the Transaction Documents or seek reimbursement from Seller under Section 10.2 of this Agreement (without reference to any limitation contained therein or in Section 10.4).

     9.4 Assumption of Certain Warranty Obligations by Buyer. Buyer shall satisfy Warranty Claims arising from products or services of Seller sold or provided by Seller and Montgomery prior to the First Closing. For purposes of this Agreement, “Warranty Claims” shall mean claims to repair or replace products or services sold or provided by Seller or Montgomery prior to the First Closing and shall exclude any claims for personal injuries or torts resulting from such products or services. Subject to the Deductible described in Section 10.4, the Seller shall be fully liable for payment to Buyer for any Warranty Claims that Buyer satisfies provided that Buyer satisfies such claims (i) by first attempting to repair or replace the subject product or service to the extent reasonably practicable (in which case the amount of such Warranty Claim shall be the actual cost to Buyer to repair or replace without any markup) and (ii) in accordance with the terms and conditions of the warranty policies and procedures followed by Seller and Montgomery immediately prior to the First Closing. In the event any Warranty Claims are asserted against Seller or Montgomery, then Seller shall give prompt notice thereof to Buyer in order to permit Buyer the necessary time to exercise its rights and obligations hereunder, evaluate the merits and defend, settle or compromise such Warranty Claim. Buyer may not settle or compromise a single Warranty Claim that exceeds Ten Thousand Dollars ($10,000) without the prior consent of Seller, which shall not be unreasonably withheld or delayed. Within ten (10) days after the end of each quarter following the First Closing, beginning with the quarter ended April 30, 2005, Buyer shall provide a statement to Seller for all such Warranty Claims, indicating the product that is the basis of each such Warranty Claim, the date the product was sold, and the purchaser of the product and will specify Warranty Claim payments, adjustments, returns, and replacements. Notwithstanding anything contained in this section, Buyer shall not be required to satisfy any Warranty Claims if Seller has not paid Buyer, within fourteen (14) days, for any Warranty Claims satisfied that have been invoiced by Buyer to Seller, after the Deductible has been satisfied. Buyer may determine, acting reasonably, whether each warranty claim is valid and may refuse to honor claims it so determines to be invalid.

     9.5 Restrictions on Seller Dissolution and Distributions. Seller shall not dissolve, or make any distribution of the proceeds received pursuant to this Agreement, until thirty (30) days after the completion of all procedures contemplated by Section 2.7.

     9.6 Removal of Excluded Assets. On or before the First Closing, Seller shall remove all Excluded Assets from all Facilities and other Real Property to be occupied by Buyer. Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the First Closing. Any damage to the Assets or to the Facilities resulting from such removal shall be paid by Seller at the First Closing. Should Seller fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller’s sole cost and expense; (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Seller shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the First Closing.

     9.7 Reports and Returns. Seller shall promptly after the First Closing prepare and file all reports and returns required by Legal Requirements relating to the Business as conducted using the Acquired Assets, to and including the Effective Time.

     9.8 Assistance in Proceedings. Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Second Closing involving Seller or the Business.

     9.9 Noncompetition, Nonsolicitation and Nondisparagement.

          (a) Noncompetition. For a period of five (5) years after the Second Closing (the “Noncompete Period”), none of the Selling Parties shall, anywhere in the United States and Canada, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the Restricted Business (as herein after defined); provided, however, that the Selling Parties may purchase or otherwise acquire up to (but not more than) an aggregate of three percent (3%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or securities market or are otherwise publicly-traded securities in the United States or Canada. “Restricted Business” means the Business and any business any part of which competes with, directly or indirectly, the Business. Restricted Business also includes any business in which any Selling Party is currently discussing internally with the intent of entering into within the next two year period and which relates to agricultural spray booms, the Autoboom and any technology derived from or relating to the technology underlying the Autoboom.

          (b) Nonsolicitation. For a period of three (3) years after the Second Closing (the “Nonsolicitation Period”), none of the Selling Parties shall, directly or indirectly:

     (i) solicit the business of any Person who is a customer of Buyer;

     (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

     (iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Second Closing or within the year preceding the First Closing to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

     (iv) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

          (c) Nondisparagement. After the First Closing, none of the Selling Parties will disparage Buyer or Raven or any of Buyer’s or Raven’s shareholders, directors, officers, employees or agents.

          (d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 9.9(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 9.9 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 9.9 is reasonable and necessary to protect and preserve Buyers’ legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on the Selling Parties.

          (e) Injunctive Relief. In recognition of the irreparable harm that a violation of this Section 9.9 would cause Buyers, each of the Selling Parties agree that Buyers shall have the right to enforce this agreement by specific remedies, which shall include, among other things, temporary restraining orders and temporary and permanent injunctions. In the event of any such violation, each of the Selling Parties agree to be liable for, jointly and severally, and pay the reasonable attorneys’ fees incurred by Buyers in pursuing any of its rights with respect to such violation or violations in addition to the actual damages sustained by Buyers as a result thereof.

          (f) Extension for Breach. The duration of the Noncompete Period and the Nonsolicitation Period shall be extended beyond the time period set forth herein for a period equal to the duration of any breach or default of either such covenant by any of the Selling Parties.

     9.10 Customer and Other Business Relationships. After the First Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the First Closing and relating to the business to be operated by Buyer after the First Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the all Liabilities (other than Assumed Liabilities) in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such business. Seller nor any of its respective members, officers, employees, agents shall take any action that would tend to diminish the value of the Acquired Assets after the First Closing or that would interfere with the business of Buyer to be engaged in after the First Closing, including disparaging the name or business of Buyer or any Related Party of Buyer (including Raven).

     9.11 Retention of and Access to Records. After the First Closing, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

     9.12 Confidential Information. Each of the Selling Parties acknowledges that he, she or it has, will or may have access to and become informed of Confidential Information which is a competitive asset of Seller, Buyers or their respective Related Parties. As used herein, “Confidential Information” shall mean information that is proprietary to Seller, Buyers or their respective Related Parties or the Business or proprietary to others and entrusted to Seller, Buyers or their respective Related Parties, whether or not trade secrets, and such information included in the Acquired Assets. Confidential Information includes, but is not limited to, information relating to business plans and to business as conducted or anticipated to be conducted by Seller, Buyers and their respective Related Parties and to their past, current or anticipated businesses (including without limitation information relating to the Business). Confidential Information also includes, without limitation, customer lists and information concerning purchasing, accounting, marketing, selling, products and services of Seller, Buyer, and their respective Related Parties and shall further include the same aforementioned Confidential Information with respect to the Acquired Assets purchased by Buyers pursuant to the Agreement. Confidential Information shall not include any information that (i) is known to receiving party prior to receipt from disclosing party, (ii) is or becomes available to the public without a breach of this Agreement or rights of the disclosing party, (iii) is lawfully obtained from a third party without breach of this Agreement or any other agreement; or (iv) is required by law to be disclosed in response to a valid order of a Governmental Body, if the disclosing party receives prompt notice of such order and the receiving party reasonably cooperates with attempts to obtain a protective order. Each of the Selling Parties agrees that he, she or it will keep all Confidential Information in strict confidence and to never directly or indirectly make known, divulge, reveal, furnish, make available, or use any Confidential Information, except that Shivak shall be allowed to disclose Confidential Information in connection with carrying out his duties as an employee of Buyer following the First Closing.

     9.13 Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

     9.14 Retail Sales Tax Certificate. Within 30 days following the First Closing, Seller shall deliver to Buyer a certificate issued by the Minister pursuant to subsection 51(2) of The Revenue and Financial Services Act (Saskatchewan).

     9.15 Workers’ Compensation Board Certificate. Within 30 days following the First Closing, Seller shall deliver to Buyer a certificate issued by the Workers’ Compensation Board pursuant to section 155 of The Workers’ Compensation Act, 1979 (Saskatchewan).

     9.16 Investment Canada. To the extent required, Buyer shall provide any applicable notice of this transaction in accordance with the provisions of the Investment Canada Act.

10.	INDEMNIFICATION; REMEDIES

     10.1 Survival. All representations and warranties in this Agreement, the Disclosure Schedules, the supplements to the Disclosure Schedules, the certificates delivered pursuant to Section 6.4 and any other certificate or document delivered pursuant to this Agreement shall survive the Second Closing for a period of two (2) years; provided, however, that the representations and warranties of the Selling Parties contained in Sections 3.6, 3.7, 3.13, 3.21, 3.22, 3.27 and 3.28 (as such representations and warranties are updated by a certificate or document delivered pursuant to this Agreement) shall survive indefinitely. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Second Closing, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

     10.2 Indemnification and Reimbursement by Seller. From and after the First Closing, Seller will indemnify and hold harmless Buyers and their respective Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

          (a) any Breach of any representation or warranty made by Seller in (i) this Agreement, including the Disclosure Schedules (without giving effect to any supplement to the Disclosure Schedules) and each of the other Transaction Documents, and (ii) any supplements to the Disclosure Schedules;

          (b) any Breach of any covenant or obligation of Seller in this Agreement or in any of the other Transaction Documents;

          (c) any Liability arising out of the ownership or operation of the Acquired Assets prior to the Effective Time other than the Assumed Liabilities;

          (d) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

          (e) any product or component thereof manufactured by or shipped, or any services provided by, Seller, in whole or in part, prior to the First Closing, including, without limitation, Warranty Claims satisfied by Buyer in the manner described in Section 9.4;

          (f) any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions;

          (g) any liability under any applicable legislations caused by any action of Seller prior to the First Closing or by Buyer’s decision not to hire previous employees of Seller;

          (h) any Employee Plan established or maintained by Seller; or

          (i) all Liabilities (other than Assumed Liabilities), including, without limitation, all Liabilities arising out of or relating in any way to the Marketing Agreement or the Selling Parties’ relationship with Maxim.

     10.3 Indemnification and Reimbursement by Buyers. From and after the First Closing, Buyers will indemnify and hold harmless Selling Parties, and will reimburse Selling Parties, for any Damages arising from or in connection with:

          (a) any Breach of any representation or warranty made by Buyer or Raven in this Agreement or in any of the other Transaction Documents;

          (b) any Breach of any covenant or obligation of Buyer or Raven in this Agreement or in any of the other Transaction Documents;

          (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer or Raven (or any Person acting on Buyer’s or Raven’s behalf) in connection with any of the Contemplated Transactions; or

          (d) any Assumed Liabilities.

     10.4 Limitations on Amount – Selling Parties. None of the Selling Parties shall have any liability (for indemnification or otherwise) with respect to claims under Section 10.2(a) and Warranty Claims until the total of all Damages with respect to such matters exceed $25,000.00 (the “Deductible”), and in such event, Seller shall then be liable for all Damages that exceed the amount of the Deductible. However, this Section 10.4 will not apply to claims under Section 10.2(b) through 10.2(i) (other than Warranty Claims satisfied by Buyer as provided in Section 9.4, which shall be subject to the Deductible) or to matters arising in respect of Sections 3.7, 3.13, 3.15, 3.21, 3.27, or 3.28, or to any Breach of any of Seller’s representations and warranties of which the Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Seller of any covenant or obligation, and Seller will be liable for all Damages with respect to such Breaches. Notwithstanding anything to the contrary contained in this Article 10, to the extent Buyer makes a claim against Seller under this Article 10 for Damages resulting from a Breach of the representations and warranties contained in Section 3.10 because of an unpaid Account Receivable, and following the date such claim is satisfied by Seller, Buyer subsequently receives a payment in satisfaction of such Account Receivable, Buyer shall promptly reimburse Seller to the extent of such payment (or credit toward the Deductible if the Deductible has not yet been reached). Buyer shall use its reasonable efforts to collect all receivables regardless of whether they are in excess of one hundred twenty (120) days.

     10.5 Limitations on Amount – Buyers. Buyers will not have any liability (for indemnification or otherwise) with respect to claims under Section 10.3(a) until the total of all Damages with respect to such matters exceeds the Deductible, and in such event, Buyers shall then be liable for all Damages that exceed the amount of the Deductible. However, this Section 10.5 will not apply to claims under Section 10.3(b) through (d) or matters arising in respect of Section 4.4 or to any Breach of any either Buyers’ representations and warranties of which Buyers had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer or Raven of any covenant or obligation, and Buyers will be liable for all Damages with respect to such Breaches.

     10.6 Right of Setoff. Upon notice to Seller specifying in reasonable detail the basis therefor, Buyers may set off any amount to which it may be entitled under this Section 10 against amounts otherwise payable under any of the Transaction Documents, including, without limitation, the Deferred Amount and the Future Payment Amount. Upon notice to Buyers specifying in reasonable detail the basis therefor, Seller may set off any amount which may be payable by it under this Section 10 against amounts otherwise receivable under any of the Transaction Documents. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyers or Seller, as the case may be, in any manner in the enforcement of any other remedies that may be available to it.

     10.7 Third-Party Claims.

          (a) Promptly after receipt by a Person entitled to indemnity under Section 10.2 or 10.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

          (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 10.7(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

          (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying

Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

          (d) Notwithstanding the provisions of Section 11.3, the Selling Parties hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

          (e) With respect to any Third-Party Claim subject to indemnification under this Article 10: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

          (f) With respect to any Third-Party Claim subject to indemnification under this Article 10, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

     10.8 Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

11.	GENERAL PROVISIONS

     11.1 Expenses Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.

     11.2 Notices All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

If to Seller, Montgomery, Shareholder or Shivak:

Monty Shivak
P.O. Box 419
Stockholm, SK
S0A 3Y0
Attention: Monty Shivak, President
Facsimile: (306) 793-2156

with a copy to:

McDougall Gauley
Barristers and Solicitors
700, 2010 – 11th Avenue
Regina, Saskatchewan
S4P 0J3
Attn: Murray Sawatzky
Facsimile: (306) 359-0785

If to Buyer or Raven:

Raven Industries, Inc.
PO Box 5107
Sioux Falls, SD 57117-5107
Attention: Thomas Iacarella
Facsimile: (605) 335-0209

with a copy to:

Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attention: William M. Mower, Esq.
Facsimile: (612) 642-8358

     11.3 Dispute Resolution. All disputes arising under this Agreement shall be resolved by arbitration pursuant to the commercial rules of the American Arbitration Association (“AAA”) then in effect before a single arbitrator. The arbitrator must be a retired judge of a state or federal court of the United States or a licensed lawyer with at least ten (10) years of corporate or commercial law experience from a law firm with at least 10 attorneys and at least an AV rating by Martindale Hubbell. A list of ten (10) potential arbitrators shall be obtained from the AAA. Each party to the dispute shall rank the potential arbitrators from one to ten with ten being the most desirable. The arbitrator who receives the most points shall be the arbitrator for such dispute. If there is a tie, a random drawing shall be held and the first arbitrator chosen shall be the arbitrator for such dispute. All disputes shall be arbitrated in Sioux Falls, South Dakota. The award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

          (a) Each party shall have discovery rights as provided by the Federal (United States) Rules of Civil Procedure within the limits imposed by the arbitrator; provided, however, that all such discovery shall be commenced and concluded within ninety (90) days of the selection of the arbitrator.

          (b) It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator shall use all reasonable efforts to issue the final award or awards within a period of five (5) business days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Section shall not be a basis for challenging the award.

          (c) The arbitrator shall instruct the non-prevailing parties to pay and the non-prevailing party shall pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys’ fees and expenses of the prevailing parties. If the arbitrator determine that there is not a prevailing party, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrators.

          (d) Nothing contained herein shall bar any party hereto from seeking equitable relief in a court of competent jurisdiction.

          (e) All parties to this Agreement hereby submit to the jurisdiction of any court of competent jurisdiction, including without limitation the courts of the State of South Dakota, for purposes of registering and/or enforcing any such arbitration award as an order or judgment of that court. The parties further agree that any such order or judgment may be enforced through any other courts of competent jurisdiction, including without limitation the courts of the Province of Saskatchewan.

     11.4 Enforcement of Agreement. The Selling Parties acknowledge and agree that Buyers would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by a Selling Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer or Raven may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

     11.5 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     11.6 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between either Buyer or Raven and any of the Selling Parties) and constitutes (along with the Disclosure Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

     11.7 Disclosure Schedules.

          (a) The information in the Disclosure Schedules constitutes (i) exceptions to particular representations, warranties, covenants and obligations of the Selling Parties as set forth in this Agreement or (ii) descriptions or lists of Assets and Liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

          (b) The statements in the Disclosure Schedules, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

     11.8 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer or Raven may assign any of its rights and delegate any of its obligations under this Agreement to any of its respective Subsidiaries and may collaterally assign its respective rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 11.8.

     11.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     11.10 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Schedules” refer to the corresponding Articles, Sections and Schedules of this Agreement and the Disclosure Schedules.

     11.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     11.12 Governing Law. This Agreement will be governed by and construed under the laws of the State of South Dakota without regard to conflicts-of-laws principles that would require the application of any other law.

     11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

     11.14 Seller’s Obligations. The Principals shall be jointly and severally liable for all of the obligations of Seller hereunder. Where in this Agreement provision is made for any action to be taken or not taken by Seller, the Principals, jointly and severally, undertake to cause Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, the Principals shall be jointly and severally liable with Seller for the indemnities set forth in Article 10.

Signature page follows.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER:		BUYER:

101066275 Saskatchewan Ltd.		3098103 Nova Scotia Limited

By:	/s/ Stanislaus M. (“Monty”) Shivak	By:	/s/ Thomas Iacarella

	Stanislaus M. (“Monty”) Shivak	Name:	Thomas Iacarella
	President	Its:	Treasurer

MONTGOMERY:		RAVEN:

Montgomery Industries Inc.		Raven Industries, Inc.

By:	/s/ Stanislaus M. (“Monty”) Shivak	By:	/s/ Ronald M. Moquist

	Stanislaus M. (“Monty”) Shivak	Name:	Ronald M. Moquist
	President	Its:	President and CEO

SHAREHOLDER:

Shivak Holdings Ltd.

By:	/s/ Stanislaus M. (“Monty”) Shivak

Stanislaus M. (“Monty”) Shivak
President

By:	/s/ Stanislaus M. (“Monty”) Shivak

Stanislaus M. (“Monty”) Shivak

Signature Page to Asset Purchase Agreement

Appendix of Definitions

“Accounts Receivable”: (a) All trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Acquired Assets”: as defined in Section 2.1.

“Active Employees”: as defined in Section 9.1.

“Assets”: as defined in Section 2.1.

“Assignment and Assumption Agreement”: as defined in Section 6.4(b).

“Assumed Liabilities”: as defined in Section 2.4.

“Balance Sheet”: as defined in Section 3.4.

“Best Efforts”: The efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to the Business, expend any material funds or incur any other material burden.

“Bill of Sale”: as defined in Section 6.4(a).

“Breach”: Any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Bulk Sales Laws”: The bulk-transfer provisions pursuant to any applicable legislation in effect (or any similar law).

“Business”: Seller’s, and previous to February 11, 2005, Montgomery’s, business of being engaged in the manufacture and sale (either directly or by third party) of a product or products known as the “Autoboom,” an automatic boom height control system using ground wheel or ultrasonic sensing for agricultural spray booms, and related parts and equipment.

“Business Day”: Any day other than (a) Saturday or Sunday or (b) any other day on which banks in the United States or Saskatchewan are customarily closed.

“Buyer”: as defined in the first paragraph of this Agreement.

“Buyer Closing Documents”: as defined in Section 4.2.

“Buyers”: as defined in the first paragraph of this Agreement.

“Buyer Indemnified Persons”: as defined in Section 10.2.

“Closings”: as defined in Section 2.6.

“Closing Payment”: as defined in Section 2.3.

“Confidential Information”: as defined in Section 9.12.

“Consent”: Any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions”: All of the transactions contemplated by the Transaction Documents.

“Contract”: Any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Copyrights”: as defined in Section 3.21(a)(iii).

“CRA”: the Canada Revenue Agency or its successor, and any similar taxing authority within any applicable jurisdiction.

“Damages”: as defined in Section 10.2.

“Deductible”: as defined in Section 10.4.

“Deferred Amount”: as defined in Section 2.7.

“Disclosure Schedules”: The Disclosure Schedules attached to and incorporated in this Agreement and delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Earn-Out Amount”: as defined in Section 2.8.

“Effective Time”: 5:00 p.m. (Central time) on the respective Closings.

“Employee Plan”: as defined in Section 3.15(a).

“Employment Agreement”: as defined in Section 6.4(d).

“Encumbrance”: Any charge, claim, community, family or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

2

“Environmental, Health and Safety Liabilities”: Any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

     (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

     (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

     (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

     (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“Environment”: soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law”: Any Legal Requirement that requires or relates to:

     (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

     (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

     (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

     (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

     (e) protecting resources, species or ecological amenities;

3

     (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

     (g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

     (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ETA”: the Excise Tax Act (Canada), as amended.

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended.

“Excluded Assets”: as defined in Section 2.2.

“Facilities”: Any real property, leasehold or other interest in real property currently owned or operated by Seller, including the Tangible Personal Property used or operated by Seller at the respective locations of Seller’s real property.

“Final Statement of Net Tangible Assets”: as defined in Section 2.7(a).

“First Closing”: as defined in Section 2.6.

“Future Payment Amounts”: as defined in Section 2.8

“GAAP”: Generally accepted accounting principles for financial reporting in Canada, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

“Governing Documents”: With respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization”: Any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”: Any:

4

     (a) nation, state, province, county, city, town, borough, village, district or other jurisdiction;

     (b) federal, state, provincial, local, municipal, foreign or other government;

     (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

     (d) multinational organization or body;

     (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

     (f) official of any of the foregoing.

“Hazardous Activity”: The distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

“Hazardous Materials”: Any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Hired Active Employees”: as defined in Section 9.1

“Improvements”: All buildings, structures, fixtures and improvements located on the Land or included in the Acquired Assets, including those under construction.

“Indemnified Person”: as defined in Section 10.7.

“Indemnifying Person”: as defined in Section 10.7.

“Installment Amount”: as defined in Section 2.8

“Intellectual Property Assets”: as defined in Section 3.21(a).

“Inventories”: All inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

5

“Knowledge”: An individual will be deemed to have Knowledge of a particular fact or other matter if:

     (a) that individual is actually aware of that fact or matter; or

     (b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

“Land”: parcels and tracts of land in which Seller or Montgomery has an ownership or leasehold interest.

“Lease”: Any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement”: Any federal, state, provincial, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability”: With respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Marketing Agreement”: as defined in Section 2.4.

“Marks”: as defined in Section 3.21(a)(i).

“Material Adverse Effect”: as defined in Section 3.14.

“Material Consents”: as defined in Section 6.3.

“Maxim”: as defined in Section 2.4.

“Net Names”: as defined in Section 3.21(a).

6

“Net Sales”: The total invoiced value of all sales of Business Products after the First Closing made by Buyers or their Related Parties, less deductions for customer discounts, allowances or returns. For purposes hereof, “Business Products” shall mean the products and equipment currently sold by Seller in the conduct of the Business, including, without limitation, the Autoboom product and related parts and equipment, including any successor or derivative product of Seller that is developed in the future utilizing the same base technology utilized in Seller’s current products. Without limiting the generality of the foregoing, Net Sales does not include sales of any products or equipment currently manufactured or sold by Buyers (or their Related Persons), or any future products that Raven (or any Related Person of Raven) will sell that does not utilize any current technology of Seller, even if such Raven product or equipment is hereafter sold for use with any of Seller’s Business Products. Further, in the event that after the First Closing, Buyer sells any product that integrates in one unit a Business Product with a product of Buyer or Raven, there shall be included in Net Sales an amount equal to the price of such integrated unit less the list price of such unit if it were sold without any Business Product integrated therein.

“Net Tangible Assets”: The book value of the assets, exclusive of Intellectual Property Assets, used in the Business (as listed on Exhibit 2.7) and being sold and assigned hereunder, less Assumed Liabilities.

“November Statement of Net Tangible Assets”: as defined in Section 2.7(a) and attached hereto as Exhibit 2.7.

“Occupational Safety and Health Law”: any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program designed to provide safe and healthful working conditions.

“Order”: Any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business”: An action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

     (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

     (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

     (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Patents”: as defined in Section 3.21(a)(ii).

7

“Person”: An individual, partnership, corporation, business trust, limited liability company, unlimited liability company, limited liability partnership, limited partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Principals”: as defined in the first paragraph of this Agreement.

“Proceeding”: Any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price”: as defined in Section 2.3.

“Raven”: as defined in the first paragraph of this Agreement.

“Real Property”: the Land, including all (a) buildings, structures, fixtures and improvements located on the Land or included in the Assets, including those under construction and (b) privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land.

“Real Property Lease”: Any lease or rental agreement pertaining to the occupancy of any improved space on any real property used or occupied by Seller.

“Record”: Information pertaining to the Business and/or the Assets that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person”: With respect to a particular individual:

          (a) each other member of such individual’s Family;

          (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

          (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; or

          (d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual, a Related Person shall mean:

          (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

          (b) any Person that holds a Material Interest in such specified Person;

          (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

8

          (d) any Person in which such specified Person holds a Material Interest; or

          (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release”: Any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action”: All actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative”: With respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Second Closing”: as defined in Section 2.6.

“Securities Act”: The United States Securities Act of 1933, as amended.

“Seller”: as defined in the first paragraph of this Agreement.

“Seller Contract”: Any Contract (a) under which Seller or Montgomery has or may acquire any rights or benefits; (b) under which Seller or Montgomery has or may become subject to any obligation or liability; or (c) by which Seller, Montgomery or any of the Acquired Assets may become bound.

“Selling Parties”: as defined in the first paragraph of this Agreement.

9

“Seller’s Counsel”: the law firm of McDougall Gauley, Barristers and Solicitors.

“Software”: All computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Statement of Net Tangible Assets”: as defined in Section 2.7(a).

“Subsidiary”: With respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property”: All machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller or Montgomery (wherever located and whether or not carried on Seller’s or Montgomery’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax”: Any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Act”: The Income Tax Act (Canada), as amended, and any similar legislation in any jurisdiction, including any applicable provincial, federal or state legislation.

“Tax Return”: Any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party”: A Person that is not a party to this Agreement.

“Third-Party Claim”: Any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

10

“Threat of Release”: A reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Trade Secrets”: as defined in Section 3.21(a).

“Transaction Documents”: This Agreement and all other agreement, documents or instruments to be delivered pursuant to the provisions hereof, including Section 6.4 hereof.

“Warranty Claims”: as defined in Section 9.4.

11

Exhibits and Schedules

Exhibits
2.7		Statement of Net Tangible Assets
6.3		Material Consents

Schedules
2.1		Tangible Personal Property
2.2	(a)	Excluded Assets – Seller Contracts
2.2	(g)	Other Excluded Assets
2.4		Assumed Liabilities
3.1		Business Qualifications
3.2	(b)	Noncontravention
3.2	(c)	Consents
3.3		Capitalization
3.7		Title to Assets
3.8		Real Property Leases
3.9	(b)	Condition of Tangible Personal Property
3.10		Accounts Receivable
3.12		Liabilities
3.13		Taxes
3.15	(a)	Employee Plans
3.16	(a)	Compliance with Legal Requirements
3.16	(b)	Governmental Authorizations
3.17	(a)	Legal Proceedings
3.17	(b)	Orders
3.17	(c)	Compliance with Orders
3.18		Absence of Changes
3.19	(a)	List of Seller Contracts
3.19	(b)	Rights of Principals under Seller Contracts
3.19	(c)	Validity of Seller Contracts
3.19	(d)	Compliance with Seller Contracts
3.20		Insurance
3.21	(b)	Seller Contracts relating to Intellectual Property Assets
3.21	(c)	Encumbrances/Unassigned Intellectual Property
3.21	(d)	Patents
3.21	(e)	Marks
3.21	(f)	Copyrights
3.21	(g)	Trade Secrets
3.21	(h)	Net Names
3.22		Environmental Matters
3.23		Product Liability Matters

Schedules
3.24	(a)	List of Employees
3.24	(c)	Employee Complaints, Proceedings
3.25		Labor Matters
3.26		Affiliated Transactions

The exhibits and schedules listed above have been intentionally omitted. The Registrant agrees to furnish supplementally a copy of any such omitted item to the Commission upon request.